Press Release
FOR RELEASE: September 19, 2023

APOGEE ENTERPRISES REPORTS FISCAL 2024 SECOND QUARTER RESULTS

•Net sales of $354 million and diluted EPS of $1.52

•Operating margin reaches 11.5%, up from 8.6% in last year’s second quarter

•Adjusted diluted EPS grows 28% to an all-time quarterly record $1.36

•Year-to-date cash flow from operations of $63 million, an improvement of $65 million compared to the same period of last year

•Increasing full-year adjusted diluted EPS outlook to a range of $4.35 to $4.65

MINNEAPOLIS, MN, September 19, 2023 – Apogee Enterprises, Inc. (Nasdaq: APOG) today reported its fiscal 2024 second-quarter results. The Company reported the following selected financial results:

	Three Months Ended
($ in thousands, except per share amounts)	August 26, 2023	August 27, 2022	% Change
Net Sales	$353,675	$372,109	(5.0)%
Operating income	$40,553	$32,072	26.4%
Operating margin %	11.5%	8.6%	33.7%
Diluted earnings per share	$1.52	$1.68	(9.5)%
Additional Non-GAAP Measures[1]
Adjusted diluted earnings per share	$1.36	$1.06	28.3%
Adjusted EBITDA	51,145	42,498	20.3%

“We delivered another quarter of strong margin expansion and adjusted earnings growth,” said Ty R. Silberhorn, Chief Executive Officer. “Second quarter operating margin of 11.5% exceeded our 10% target for the first time since we established our financial goals in November 2021. I’d like to recognize the entire Apogee team for the tremendous progress we’ve achieved during this time.”

1 See Use of Non-GAAP Financial Measures and a reconciliation to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn concluded, “Our improved profitability is being driven by continued execution of our strategy. We’ve made sustainable improvements to our cost structure, realized meaningful productivity gains through the deployment of the Apogee Management System, and made great progress in shifting our sales mix toward more differentiated offerings. We see significant opportunities to build on this success as we move forward.”

Consolidated Results (Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023)
•Net sales were $353.7 million compared to $372.1 million, primarily reflecting lower volumes in Architectural Services and Architectural Framing Systems, partially offset by strong growth in Architectural Glass.
•Gross profit increased $10.4 million, or 12.3%, and gross margin increased to 27.0% compared to 22.8%. The improvement in gross margin was primarily driven by higher gross margins in both Architectural Framing Systems and Architectural Glass and the increased mix of Architectural Glass in the consolidated results. This was partially offset by lower margins in the Large-Scale Optical segment.
•Selling, general and administrative expenses increased $2.0 million to 15.5% of net sales compared to 14.2%. The increase was primarily due to increased compensation related expenses and higher consulting costs.
•Operating income grew 26.4% to $40.6 million, and operating margin increased 290 basis points to 11.5%, primarily driven by improved operating margin in Architectural Glass as well as the Architectural Glass segment comprising a higher mix of the consolidated results.
•Net interest expense was $2.2 million, compared to $1.7 million, reflecting a higher average interest rate, partially offset by a lower average debt level.
•Other income included a $4.7 million pre-tax gain related to a New Markets Tax Credit.
•Income tax expense was $9.9 million, compared to a tax benefit of $7.2 million in last year’s second quarter, which included a $13.7 million tax deduction for worthless stock and other related discrete tax benefits.
•Diluted earnings per share (“EPS”) were $1.52 compared to $1.68.
•Adjusted diluted EPS grew 28% to a record $1.36.

Segment Results (Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023)

Architectural Framing Systems
Architectural Framing Systems net sales were $158.8 million, compared to $172.9 million, primarily reflecting lower volume, partially offset by a more favorable sales mix. Operating income increased to $21.1 million, or 13.3% of net sales, compared to $20.5 million, or 11.9% of net sales. The operating margin improvement was primarily driven by improved sales mix and cost efficiencies, partially offset by the impact of lower volume. Segment backlog2 at the end of the quarter was $197 million, compared to $221 million at the end of the first quarter.

Architectural Glass
Architectural Glass net sales grew 21.6%, to $94.1 million, primarily driven by improved pricing and mix, reflecting the strategic shift to emphasize premium, high-performance products, as well as higher volume. Operating income increased to $17.4 million, or 18.5% of net sales, compared to $6.5 million, or 8.3% of net sales. The operating margin improvement was primarily driven by the impact of higher volume and improved pricing and mix, partially offset by cost inflation.

2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Architectural Services
Architectural Services net sales were $88.1 million, compared to $106.7 million, primarily reflecting lower project volume due to a higher mix of projects in earlier stages of completion. Operating income was $3.5 million, or 4.0% of net sales, compared to $5.5 million, or 5.1% of net sales. The change in operating margin was primarily driven by lower project volume. Segment backlog ended the quarter at $674 million, compared to $709 million at the end of the first quarter.

Large-Scale Optical
Large-Scale Optical net sales were $23.6 million, compared to $25.2 million, primarily reflecting lower volume driven by customer inventory destocking, partially offset by a more favorable mix. Operating income was $4.7 million, or 19.7% of net sales, compared to $6.0 million, or 23.8% of net sales. The change in operating margin was primarily driven by the impact of lower volume, partially offset by improved price and mix.

Corporate and Other
Corporate and other expense was $6.1 million, compared to $6.4 million.

Financial Condition
Net cash provided by operating activities in the quarter was $41.3 million, compared to $27.8 million in last year’s second quarter. Fiscal year to date, net cash provided by operating activities was $62.6 million, compared to a use of cash from operations of $2.6 million in the prior-year period. The improved cash flow was primarily driven by lower working capital compared to the prior year. Capital expenditures through the first half of the fiscal year were $15.0 million, compared to $9.3 million last year, as the Company increased investments in projects to support its strategy.

During the quarter, the Company executed share repurchases for $6.6 million and made dividend payments of $5.2 million. Fiscal year to date, the Company has returned $22.3 million of cash to shareholders through share repurchases and dividend payments.

Quarter-end total long-term debt was $145.7 million, compared to $169.8 million at the end of fiscal 2023. The net leverage ratio3 as of the end of the second quarter was 0.7x compared to 0.9x at the end of fiscal 2023.

Updated Outlook
The Company most recently provided an outlook for full-year GAAP diluted EPS in the range of $4.15 to $4.45. The Company is now providing an updated outlook for full-year adjusted diluted EPS in the range of $4.35 to $4.654. As a reminder, fiscal 2024 is a 53-week year, with an extra week in the fourth quarter. Including the extra week of operations, the Company continues to expect flat to slightly declining net sales compared to fiscal 2023. The Company continues to expect a long-term average tax rate of approximately 24.5% and capital expenditures in fiscal 2024 between $50 to $60 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast will also be archived for replay on the company’s website for one year from the date of the conference call.

3 Net leverage ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
4 See reconciliation of Fiscal 2024 estimated adjusted diluted earnings per share to GAAP diluted earnings per share later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted diluted earnings per share (or “adjusted diluted EPS”) are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company believes this metric provides useful information to investors and analysts about the Company's core operating performance.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Net leverage ratio is a non-GAAP ratio defined as net debt divided by trailing twelve months adjusted EBITDA. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.

Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company , including the following: (A) U.S. and global economic conditions, including the cyclical nature of the North American and Latin American commercial construction industries and the potential impact of an economic downturn or recession; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) departure of key personnel and ability to source

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could affect the profitability of individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in one operating segment; (J) net sales and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other events for which the Company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations; (O) integration of acquisitions and management of acquired contracts; (P) impairment of goodwill or indefinite-lived intangible assets; (Q) our ability to successfully implement our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth and execute our priorities for fiscal year 2024; (R) increases in costs related to employee health care benefits; (S) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers; (T) U.S. and global instability and uncertainty arising from events outside of our control; and (U) the impact of cost inflation and rising interest rates. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2023, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	August 26, 2023	August 27, 2022	% Change	August 26, 2023	August 27, 2022	% Change
Net sales	$353,675	$372,109	(5.0)%	$715,388	$728,744	(1.8)%
Cost of sales	258,304	287,173	(10.1)%	527,031	558,191	(5.6)%
Gross profit	95,371	84,936	12.3%	188,357	170,553	10.4%
Selling, general and administrative expenses	54,818	52,864	3.7%	114,037	105,265	8.3%
Operating income	40,553	32,072	26.4%	74,320	65,288	13.8%
Interest expense, net	2,230	1,698	31.3%	4,266	2,904	46.9%
Other (income) expense, net	(4,900)	173	N/M	(4,612)	1,483	N/M
Earnings before income taxes	43,223	30,201	43.1%	74,666	60,901	22.6%
Income tax expense (benefit)	9,896	(7,188)	N/M	17,763	781	2,174.4%
Net earnings	$33,327	$37,389	(10.9)%	$56,903	$60,120	(5.4)%

Basic earnings per share	$1.54	$1.71	(9.9)%	$2.61	$2.72	(4.0)%
Diluted earnings per share	$1.52	$1.68	(9.5)%	$2.57	$2.66	(3.4)%
Weighted average basic shares outstanding	21,708	21,860	(0.7)%	21,813	22,129	(1.4)%
Weighted average diluted shares outstanding	21,962	22,245	(1.3)%	22,105	22,563	(2.0)%
Cash dividends per common share	$0.2400	$0.2200	9.1%	$0.4800	$0.4400	9.1%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended			Six Months Ended
(In thousands)	August 26, 2023	August 27, 2022	% Change	August 26, 2023	August 27, 2022	% change
Segment net sales
Architectural Framing Systems	$158,801	$172,867	(8.1)%	$322,963	$336,159	(3.9)%
Architectural Glass	94,096	77,352	21.6%	191,298	153,617	24.5%
Architectural Services	88,064	106,732	(17.5)%	177,482	210,120	(15.5)%
Large-Scale Optical	23,645	25,166	(6.0)%	46,101	50,328	(8.4)%
Intersegment eliminations	(10,931)	(10,008)	9.2%	(22,456)	(21,480)	4.5%
Net sales	$353,675	$372,109	(5.0)%	$715,388	$728,744	(1.8)%
Segment operating income (loss)
Architectural Framing Systems	$21,060	$20,512	2.7%	$41,005	$44,177	(7.2)%
Architectural Glass	17,434	6,457	170.0%	33,955	11,626	192.1%
Architectural Services	3,519	5,490	(35.9)%	2,923	8,417	(65.3)%
Large-Scale Optical	4,663	5,991	(22.2)%	10,188	12,489	(18.4)%
Corporate and other	(6,123)	(6,378)	(4.0)%	(13,751)	(11,421)	20.4%
Operating income	$40,553	$32,072	26.4%	$74,320	$65,288	13.8%
Segment operating margin
Architectural Framing Systems	13.3%	11.9%		12.7%	13.1%
Architectural Glass	18.5%	8.3%		17.7%	7.6%
Architectural Services	4.0%	5.1%		1.6%	4.0%
Large-Scale Optical	19.7%	23.8%		22.1%	24.8%
Corporate and other	N/M	N/M		N/M	N/M
Operating margin	11.5%	8.6%		10.4%	9.0%
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Segment operating income is defined as operating income for a certain segment including operating income related to intersegment transactions and excluding certain corporate costs that are not allocated at a segment level.
•Segment operating margin is defined as segment operating income divided by segment net sales.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	August 26, 2023	February 25, 2023
Assets
Current assets
Cash and cash equivalents	$18,423	$19,924
Restricted cash	—	1,549
Receivables, net	205,720	197,267
Inventories	72,775	78,441
Contract assets	50,360	59,403
Other current assets	29,036	26,517
Total current assets	376,314	383,101
Property, plant and equipment, net	245,541	248,867
Operating lease right-of-use assets	41,049	41,354
Goodwill	129,143	129,026
Intangible assets, net	65,303	67,375
Other non-current assets	51,229	45,642
Total assets	$908,579	$915,365
Liabilities and shareholders' equity
Current liabilities
Accounts payable	78,323	86,549
Accrued compensation and benefits	34,156	51,651
Contract liabilities	32,498	28,011
Operating lease liabilities	12,168	11,806
Other current liabilities	67,141	64,532
Total current liabilities	224,286	242,549
Long-term debt	145,675	169,837
Non-current operating lease liabilities	31,962	33,072
Non-current self-insurance reserves	32,933	29,316
Other non-current liabilities	41,405	44,183
Total shareholders’ equity	432,318	396,408
Total liabilities and shareholders’ equity	$908,579	$915,365

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended
(In thousands)	August 26, 2023	August 27, 2022
Net earnings	$56,903	$60,120
Depreciation and amortization	20,661	21,448
Share-based compensation	4,483	3,394
Deferred income taxes	(4,281)	6,858
Gain on disposal of assets	(62)	(695)
Proceeds from New Markets Tax Credit transaction, net of deferred costs	—	18,390
Settlement of New Markets Tax Credit transaction	(4,687)	(19,523)
Noncash lease expense	6,153	6,160
Other, net	(1,121)	3,836
Changes in operating assets and liabilities:
Receivables	(8,238)	(71,720)
Inventories	5,841	(17,636)
Contract assets	8,992	6,754
Accounts payable and accrued expenses	(21,096)	(11,793)
Contract liabilities	4,244	20,927
Refundable and accrued income taxes	4,292	(20,486)
Operating lease liability	(6,608)	(6,684)
Prepaid expenses and other current assets	(2,912)	(1,993)
Net cash provided (used) by operating activities	62,564	(2,643)
Capital expenditures	(15,018)	(9,255)
Proceeds from sales of property, plant and equipment	143	4,122
Purchases of marketable securities	(969)	—
Sales/maturities of marketable securities	775	450
Net cash used by investing activities	(15,069)	(4,683)
Borrowings on line of credit	174,853	409,880
Repayment on debt	—	(151,000)
Payments on line of credit	(199,000)	(171,000)
Payments on debt issuance costs	—	(687)
Repurchase and retirement of common stock	(11,821)	(74,312)
Dividends paid	(10,467)	(9,602)
Other, net	(3,705)	(2,815)
Net cash (used) provided by financing activities	(50,140)	464
Decrease in cash, cash equivalents and restricted cash	(2,645)	(6,862)
Effect of exchange rates on cash	(405)	28
Cash, cash equivalents and restricted cash at beginning of year	21,473	37,583
Cash, cash equivalents and restricted cash at end of period	$18,423	$30,749

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Net earnings	$33,327	$37,389	$56,903	$60,120
NMTC settlement gain(1)	(4,687)	—	(4,687)	—
Worthless stock deduction and related discrete tax benefits(2)	—	(13,702)	—	(13,702)
Income tax impact on above adjustments	1,148	—	1,148	—
Adjusted net earnings	$29,788	$23,687	$53,364	$46,418

	Three Months Ended		Six Months Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Diluted earnings per share	$1.52	$1.68	$2.57	$2.66
NMTC settlement gain(1)	(0.21)	—	(0.21)	—
Worthless stock deduction and related discrete tax benefits(2)	—	(0.62)	—	(0.61)
Income tax impact on above adjustments	0.05	—	0.05	—
Adjusted diluted earnings per share	$1.36	$1.06	$2.41	$2.06

Weighted average diluted shares outstanding	21,962	22,245	22,105	22,563

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other (income) expense, net.
(2)	Worthless stock deduction and related discrete income tax benefits from the impairment of the Sotawall business in fiscal 2023 which was recorded in income tax expense (benefit).

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Net earnings	$33,327	$37,389	$56,903	$60,120
Income tax expense (benefit)	9,896	(7,188)	17,763	781
Interest expense, net	2,230	1,698	4,266	2,904
Depreciation and amortization	10,379	10,599	20,661	21,448
EBITDA	$55,832	$42,498	$99,593	$85,253
NMTC settlement gain(1)	(4,687)	—	(4,687)	—
Adjusted EBITDA	$51,145	$42,498	$94,906	$85,253

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other (income) expense, net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Net Leverage
(Unaudited)

Net Debt (In thousands)	August 26, 2023		February 25, 2023
Total debt	$145,675		$169,837
Less: Cash and cash equivalents	18,423		19,924
Net Debt	$127,252		$149,913

	Trailing twelve months ending
Adjusted EBITDA	August 26, 2023		February 25, 2023
Net earnings	100,890		104,107
Income tax expense	29,496		12,514
Interest expense, net	9,022		7,660
Depreciation and amortization	41,616		42,403
EBITDA	181,024		166,684
NMTC Settlement Gain(1)	(4,687)		—
Adjusted EBITDA	176,337		166,684

Net Leverage	August 26, 2023		February 25, 2023
Net Debt	127,252		149,913
Adjusted EBITDA	176,337		166,684
Net Leverage	0.7	x	0.9	x

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other (income) expense, net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2024 Outlook
Reconciliation of Fiscal 2024 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending March 2, 2024
	Low Range	High Range
Diluted earnings per share	$4.51	$4.81
NMTC settlement gain(1)	(0.21)	(0.21)
Income tax impact on above adjustments	0.05	0.05
Adjusted diluted earnings per share	$4.35	$4.65

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other (income) expense, net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com